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                                                                    EXHIBIT 11.1



                               NUTRITION MEDICAL, INC.
                               STATEMENT OF COMPUTATION
                                OF NET LOSS PER SHARE



                                                    Years ended December 31,
                                                    ------------------------
                                                       1996          1995
                                                    ----------     ------
Primary and Fully Diluted:

   Average shares outstanding . . . . . . . . . . .  3,489,120     2,059,808

   SAB No. 83- for stock issued and
       options or warrants granted
       at exercise prices less than the
       initial public offering price
       during the 12 months preceding
       the initial public offering using
       the treasury method  . . . . . . . . . . . .    836,264     1,115,019

Total. . . . . . . . . . . . . . . . . . . . . .     4,325,384     3,174,827
                                                     =========     =========


Net loss . . . . . . . . . . . . . . . . . . . .     $(759,012)    $(959,623)
                                                      ========      ========


Net loss per share . . . . . . . . . . . . . . .        $(.18)        $(.30)
                                                         ====          ====